EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Jabil Circuit, Inc.:

We consent to the use of our reports dated October 24, 2007, with respect to the consolidated balance sheets of Jabil Circuit, Inc. as of August 31, 2007 and 2006, and the related consolidated statements of earnings, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended August 31, 2007, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of August 31, 2007, and the effectiveness of internal control over financial reporting as of August 31, 2007, incorporated herein by reference.

Our report dated October 24, 2007, contains an explanatory paragraph that states that the Company adopted the recognition and disclosure provisions of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, as of August 31, 2007.

Our report dated October 24, 2007, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of August 31, 2007, contains an explanatory paragraph that states Jabil Circuit, Inc. acquired the operations of Taiwan Green Point Enterprises Co., Ltd (Green Point) during 2007, and management excluded from its assessment of the effectiveness of Jabil Circuit, Inc.’s internal control over financial reporting as of August 31, 2007, Green Point’s internal control over financial reporting associated with total assets of approximately $1.2 billion and total revenues of approximately $343.1 million included in the consolidated financial statements of Jabil Circuit, Inc. and subsidiaries as of and for the year ended August 31, 2007. Our audit of internal control over financial reporting of Jabil Circuit, Inc. also excluded an evaluation of the internal control over financial reporting of Green Point.

/s/ KPMG LLP

February 15, 2008
Tampa, Florida
Certified Public Accountants